HOME EQUITY ASSET TRUST 2007-1

HOME EQUITY ASSET TRUST 2007-1

DERIVED INFORMATION [1/10/06]

[$970,000,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$980,000,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-1

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 1/01107 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 267

Total Outstanding Loan Balance ($): 39,987,901

Total Expected Collateral Balance ($): 1,000,000,100

Total Expected Collateral Balance - Selection ($): 40,230,436

Average Loan Current Balance ($): 149,767

:

Weighted Average Original LTV (%) *: 82.0

Weighted Average Coupon (%): 8.71

Arm Weighted Average Coupon (%): 8.62

Fixed Weighted Average Coupon (%): 9.06

Weighted Average Margin (%): 6.55

Weighted Average FICO (Non-Zero): 649

Weighted Average Age (Months): 3

:

% First Liens: 99.3

Second Liens: 0.7

% Arms: 80.3

%Fixed: 19.7

% Interest Only: 4.1

% of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
5.51 - 6.00	1	299,839	0.7	5.75	75.0	662
6.51 - 7.00	6	1,015,676	2.5	6.81	78.2	684
7.01 - 7.50	13	1,889,270	4.7	7.37	80.3	709
7.51- 8.00	36	7,220,935	18.1	7.80	81.9	658
8.01 - 8.50	50	9,144,011	22.9	8.29	81.1	659
8.51 - 9.00	51	7,810,865	19.5	8.82	84.0	640
9.01 - 9.50	42	5,271,723	13.2	9.29	83.3	635
9.51 - 10.00	35	4,766,988	11.9	9.79	81.5	635
10.01 - 10.50	12	1,065,441	2.7	10.21	81.2	610
10.51 -11.00	11	748,309	1.9	10.77	78.2	590
11.01 - 11.50	3	247,926	0.6	11.41	81.5	605
11.51 - 12.00	3	244,802	0.6	11.91	84.3	611
12.01 >=	4	262,116	0.7	16.07	88.4	654
Total:	267	39,987,901	100.0	8.71	82.0	649
Max: 17.88
Min: 5.75
Wgt Avg: 8.71

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

FICO	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
476 - 500 501 - 525 526 - 550 551 - 575 576 - 600 601 - 625 626 - 650 651 - 675 676 - 700 701 - 725 726 - 750 751 - 775 776 - 800 801 - 825	1 3 7 13 31 50 59 47 25 13 6 8 3 1	32,258 306,354 623,008 1,498,546 3,513,723 7,594,615 8,694,060 8,298,352 4,161,371 1,796,539 949,664 1,557,986 637,844 323,581	0.1 0.8 1.6 3.7 8.8 19.0 21.7 20.8 10.4 4.5 2.4 3.9 1.6 0.8	10.10 10.83 10.39 8.97 8.95 8.90 8.87 8.24 8.30 9.03 8.65 8.39 8.24 8.50	65.0 72.5 71.1 73.0 79.1 81.3 83.1 83.2 83.6 83.8 87.0 83.9 81.8 90.0	485 518 538 563 590 612 641 663 688 712 737 764 788 803
Total:	267	39,987,901	100.0	8.71	82.0	649
Max: 803
Min: 485 Wgt Avg: 649

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
<=50,000	10	413,480	1.0	10.08	76.3	584
50,001 - 100,000	94	6,555,067	16.4	9.42	81.0	630
100,001 - 150,000	62	7,513,784	18.8	8.85	83.8	643
150,001 - 200,000	42	7,226,107	18.1	8.47	81.1	664
200,001 - 250,000	27	5,951,160	14.9	8.41	81.8	642
250,001 - 300,000	7	1,977,048	4.9	8.04	82.2	659
300,001 - 350,000	10	3,226,889	8.1	8.82	82.3	689
350,001 - 400,000	2	742,140	1.9	8.36	77.6	717
400,001- 450,000	4	1,735,415	4.3	7.96	87.5	658
450,001- 500,000	4	1,935,684	4.8	8.77	77.9	632
500,001 - 550,000	4	2,112,751	5.3	8.36	81.3	621
550,001 - 600,000	1	598,376	1.5	9.10	90.0	647
Total:	267	39,987,901	100.0	8.71	82.0	649
Max: 598,375.90
Min: 26,721.50
Avg: 149,767.42

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
<= 50.0	5	388,887	1.0	8.66	43.7	665
50.1 - 55.0	2	182,860	0.5	7.36	53.1	628
55.1 - 60.0	4	393,037	1.0	8.38	59.1	566
60.1 - 65.0	13	2,205,198	5.5	9.09	63.7	616
65.1 - 70.0	10	1,532,489	3.8	9.09	69.2	603
70.1 - 75.0	26	4,603,361	11.5	8.39	74.6	645
75.1 - 80.0	62	8,604,414	21.5	8.65	79.8	640
80.1 - 85.0	47	7,507,475	18.8	8.43	84.8	653
85.1 - 90.0	90	13,673,588	34.2	8.77	89.9	663
90.1 - 95.0	5	623,991	1.6	9.04	95.0	676
95.1 - 100.0	3	272,601	0.7	15.76	100.0	714
Total:	267	39,987,901	100.0	8.71	82.0	649
Max: 100.0
Min: 21.7 Wgt Avg: 82.0

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Prepay Penalty in Years	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0.00	84	12,285,266	30.7	9.01	82.5	645
1.00	21	4,404,811	11.0	9.19	81.7	653
2.00	87	12,999,562	32.5	8.45	82.2	641
3.00	75	10,298,263	25.8	8.46	81.3	661
Total:	267	39,987,901	100.0	8.71	82.0	649

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV* WA
Documentation Type	Loans	Balance	Balance	%	% FICO
Full	163	24,044,266	60.1	8.47	83.4	651
Reduced	33	4,179,492	10.5	9.46	81.1	659
Stated Income / Stated Assets	68	11,250,033	28.1	9.00	79.5	642
No Income /No Assets	3	514,109	1.3	7.52	78.3	652
Total:	267	39,987,901	100.0	8.71	82.0	649

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Investor	267	39,987,901	100.0	8.71	82.0	649
Total:	267	39,987,901	100.0	8.71	82.0	649

	No of	Total Scheduled	Scheduled	WAC	WA OLTV*	WA
State	Loans	Balance	Balance	%	%	FICO
California	26	7,038,642	17.6	8.28	81.1	665
Florida	26	4,535,761	11.3	8.55	81.0	627
Nevada	8	2,054,727	5.1	8.18	80.8	624
Illinois	13	1,935,553	4.8	9.15	85.4	653
New York	9	1,924,012	4.8	9.58	80.9	623
Maryland	12	1,903,315	4.8	8.60	79.9	630
Washington	11	1,891,388	4.7	8.19	84.4	691
Michigan	17	1,556,178	3.9	9.28	85.8	635
New Jersey	10	1,535,501	3.8	8.59	80.2	659
Ohio	18	1,486,784	3.7	9.10	84.3	638
Oregon	5	1,185,275	3.0	7.95	84.5	711
Pennsylvania	10	1,133,720	2.8	9.06	86.2	690
Arizona	7	1,042,222	2.6	8.03	82.4	656
Georgia	6	999,624	2.5	8.67	87.7	655
Massachusetts	3	820,561	2.1	9.30	69.9	619
Other	86	8,944,639	22.4	9.03	81.8	643
Total:	267	39,987,901	100.0	8.71	82.0	649

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	102	13,881,654	34.7	8.93	85.3	654
Refinance - Rate Tenn	18	2,513,344	6.3	8.30	82.1	687
Refinance - Cashout	147	23,592,903	59.0	8.62	80.1	642
Total:	267	39,987,901	100.0	8.71	82.0	649

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

		Total	%		WA
Product	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Arm 1Y	1	89,283	0.2	8.25	90.0	589
Arm 2/28	124	17,381,385	43.5	8.80	83.7	637
Arm 2/28 - Balloon 40/30	22	4,548,443	11.4	8.46	79.7	645
Arm 2/28 - Balloon 45/30	18	4,024,375	10.1	8.28	82.4	675
Arm 2/28 - Balloon 50/30	1	214,948	0.5	8.10	72.9	587
Arm 3/27	24	3,593,248	9.0	9.06	81.6	655
Arm 3/27 - Balloon 45/30	4	714,428	1.8	8.20	86.1	685
Arm 5/25	4	600,512	1.5	7.50	81.0	683
Arm 5/25 - Balloon 40/30	3	960,627	2.4	7.03	81.3	661
Fixed Balloon 30/15	3	272,601	0.7	15.76	100.0	714
Fixed Balloon 40/30	3	361,886	0.9	9.11	84.0	608
Fixed Balloon 45/30	1	171,917	0.4	8.50	75.1	620
Fixed Rate	59	7,054,249	17.6	8.81	78.6	657
Total:	267	39,987,901	100.0	8.71	82.0	649

		Total	%		WA
Property Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Single Family Residence	189	24,495,497	61.3	8.70	83.5	645
2 Family	28	5,041,326	12.6	8.90	78.4	650
3-4 Family	17	4,385,623	11.0	8.67	79.0	675
Condo	19	3,472,743	8.7	8.88	81.4	637
PUD	14	2,592,712	6.5	8.27	81.3	657
Total:	267	39,987,901	100.0	8.71	82.0	649

		Total	%		WA
Margin (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.01 - 4.00	5	992,634	3.1	6.84	78.2	659
4.01 - 4.50	2	382,885	1.2	6.95	84.1	733
4.51 - 5.00	5	843,027	2.6	7.41	80.5	667
5.01- 5.50	12	2,503,003	7.8	8.26	83.7	648
5.51 - 6.00	33	4,874,909	15.2	8.52	82.1	635
6.01 - 6.50	27	3,330,966	10.4	8.51	82.3	636
6.51 - 7.00	48	8,564,778	26.7	8.62	83.9	645
7.01 - 7.50	32	5,596,770	17.4	8.75	81.6	650
7.51 - 8.00	22	3,701,479	11.5	9.31	83.9	664
8.01 - 8.50	8	851,123	2.6	9.87	84.0	648
8.51 - 9.00	5	341,528	1.1	9.96	73.7	593
9.01 >=	2	144,145	0.4	11.36	74.4	549
Total:	201	32,127,248	100.0	8.62	82.6	647
Max: 9.83 Min: 2,68
Wgt Avg: 6.55

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Months to Rate Reset	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1 - 3 4 - 6 7-9 10 - 12 13 - 15 16 - 18 19 - 21 22 - 24 28 - 30 31 - 33 34 - 36 37>=	1 3 4 1 1 8 48 102 1 11 14 7	26,722 330,155 501,469 421,537 63,693 1,254,028 9,166,014 14,573,586 171,424 1,502,978 2,554,503 1,561,139	0.1 1.0 1.6 1.3 0.2 3.9 28.5 45.4 0.5 4.7 8.0 4.9	12.13 8.29 8.56 8.13 10.77 8.80 8.53 8.74 8.99 8.54 9.11 7.21	58.3 89.4 80.6 35.0 80.0 83.6 83.3 82.2 80.0 85.5 80.8 81.2	566 612 633 596 600 642 658 637 606 678 656 669
Total:	201	32,127,248	100.0	8.62	82.6	647
Max: 59 Min: 1 Wgt Avg: 24

Maximum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
11.51 - 12.00	1	299,839	0.9	5.75	75.0	662
12.51 - 13.00	5	932,747	2.9	6.82	80.7	687
13.01 - 13.50	9	1,424,075	4.4	7.54	81.3	659
13.51 - 14.00	31	6,597,934	20.5	7.80	82.3	659
14.01 - 14.50	32	5,270,751	16.4	8.31	82.0	663
14.51 - 15.00	39	6,514,348	20.3	8.88	85.5	646
15.01 - 15.50	31	4,890,284	15.2	9.13	82.2	634
15.51 - 16.00	30	4,427,634	13.8	9.59	80.5	627
16.01-16.50	12	1,128,226	3.5	9.75	86.0	626
16.51 - 17.00	7	408,490	1.3	10.54	83.3	611
17.01 - 17.50	3	152,469	0.5	10.96	86.5	588
17.51 - 18.00	1	80,452	0.3	11.83	70.0	509
Total:	201	32,127,248	100.0	8.62	82.6	647
Max: 17.83
Min: 11.75 Wgt Avg: 14.67

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
4.51 - 5.00	1	196,746	0.6	6.88	75.0	696
5.01 - 5.50	1	123,729	0.4	9.75	65.8	643
5.51 - 6.00	3	451,698	1.4	6.46	70.4	643
6.01 - 6.50	3	393,703	1.2	8.42	68.1	674
6.51 - 7.00	14	2,189,719	6.8	8.17	81.9	659
7.01 - 7.50	8	1,002,538	3.1	7.30	79.7	685
7.51 - 8.00	30	6,540,047	20.4	7.82	82.6	661
8.01 - 8.50	32	5,618,631	17.5	8.28	83.0	654
8.51 - 9.00	40	6,741,568	21.0	8.82	85.2	641
9.01 - 9.50	28	4,046,934	12.6	9.28	83.5	633
9.51 - 10.00	23	3,446,727	10.7	9.78	82.2	637
10.01 - 10.50	9	748,524	2.3	10.24	83.1	612
10.51 - 11.00	6	456,603	1.4	10.83	78.6	584
11.01 - 11.50	2	89,630	0.3	11.41	84.1	540
11.51 >=	1	80,452	0.3	11.83	70.0	509
Total:	201	32,127,248	100.0	8.62	82.6	647
Max: 11.83
Min: 4.88 Wgt Avg: 8.46

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.00	1	172,652	0.5	10.18	80.0	624
1.50	3	1,073,397	3.3	8.59	80.0	603
2.00	3	761,887	2.4	9.85	85.0	594
3.00	194	30,119,312	93.8	8.58	82.7	650
Total:	201	32,127,248	100.0	8.62	82.6	647
Wgt Avg.: 2.92

			Total	%		WA
Subsequent Periodic Cap (%)		No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
1.00		197	30,964,568	96.4	8.62	82.7	649
1.50		4	1,162,680	3.6	8.57	80.8	602
Total:		201	32,127,248	100.0	8.62	82.6	647
Wgt Avg:	1.02

			Total	%		WA
Interest Only Period (Months)		No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0		262	38,350,070	95.9	8.74	82.0	649
60		5	1,637,830	4.1	8.01	82.2	646
Total:		267	39,987,901	100.0	8.71	82.0	649